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CONSENT OF INDEPENDENT ACCOUNTANTS
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We hereby consent to the incorporation by reference in this Registration
Statement on Form S-8 of our report dated August 23, 1999 except for Note 5 and
Note 18, for which the date is October 4, 1999, relating to the financial statements, which appears in the 1999 Annual Report to Shareholders of Bitwise Designs, Inc., which is incorporated by reference in Bitwise Designs, Inc.'s Annual Report on Form 10-K for the year ended June 30, 1999. We also consent to the incorporation by reference of our report dated August 23, 1999 except for
Note 5 and Note 18, for which the date is October 4, 1999, relating to the financial statement schedules, which appears in such Annual Report on Form 10-K.

/s/ Pricewaterhousecoopers LLP

Pricewaterhousecoopers LLP


Albany, New York
November 19, 1999